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                                                      Registration No. _____

      As Filed with the Securities and Exchange Commission on October 8, 1998

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  10549

                                     FORM N-8A

            NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                       OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Royal Life Insurance Company of America
      Separate Account Two

Address of Principal Business Office (No. & Street, City, State, Zip Code):

     200 Hopmeadow Street
     Simsbury, Connecticut 06089

Telephone Number (including area code):  203-843-6320

Name and address of agent for service of process:

     Thomas S. Clark, Esq.
     P.O. Box 2999
     Hartford, Connecticut 06104-2999

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES [X]        NO [ ]



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                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor/Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Simsbury and the State of Connecticut on the 8th day of October, 1998.


[SEAL]                             Royal Life Insurance Company of America -
                                   Separate Account Two
                                   (Registrant)

                                   By: Royal Life Insurance Company of America
                                          (Sponsor/Depositor)



Attest:  /s/ Thomas S. Clark     By:  /s/ Lynda Godkin
         ---------------------        -----------------------------------------
             Thomas S. Clark              Lynda Godkin
             Attorney                     Senior Vice President, General Counsel
                                          and Corporate Secretary


















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